Exhibit 99.1

Rimage Declares Quarterly Cash Dividend

Minneapolis, MN—June 16, 2011—The Board of Directors of Rimage Corporation (Nasdaq: RIMG) has declared a quarterly cash dividend of $0.10 per diluted share, payable July 15, 2011 to shareholders of record at the close of business on June 30, 2011. Rimage paid its first quarterly dividend on April 15 of this year.

About Rimage

Founded in 1978, Rimage Corporation (www.rimage.com) enables businesses to deliver digital content directly and securely to their customers and employees. More than 20,000 organizations around the world use Rimage’s industry leading digital publishing solutions to archive, distribute and protect their content on CDs, DVDs and Blu-Ray discs. Rimage’s emerging virtual publishing solutions allow businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Key vertical markets and applications for our products include video workflows, retail, medical imaging and law enforcement. Headquartered in Minneapolis, Minnesota, Rimage is a global business with operations in North America, Europe and Asia.

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Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

For additional information, contact

James Stewart, CFO	Richard G. Cinquina
Rimage Corporation	Equity Market Partners
952/944-8144	904/415-1415